Exhibit 99.1

[AVANIR PHARMACEUTICALS LOGO]

AVANIR LICENSES DOCOSANOL 10% CREAM IN EUROPE

San Diego, July 6, 2006 — Avanir Pharmaceuticals (NASDAQ: AVNR) announced today that it has signed an exclusive agreement with Healthcare Brands International (HBI) to develop and market Avanir’s docosanol 10% cream (docosanol) as a treatment for cold sores in the European Union, (with the exception of Denmark, Finland, Greece, Italy, and Sweden, all of which are covered by previous license grants from Avanir) Russia and the Ukraine.

The agreement provides for Avanir to receive an upfront fee at signing plus milestone payments if docosanol receives certain regulatory approvals in the licensed territory. Additionally, if there is any subsequent divestiture or sublicense of docosanol by HBI (including through a sale of HBI), or any initial public offering of HBI’s securities, Avanir will receive a payment calculated based on a percentage of the assigned value of docosanol to the overall value of the transaction. HBI will be responsible for all expenses related to the regulatory approval and commercialization of docosanol in the territory. “With the completion of this agreement, Avanir has successfully licensed the rights to docosanol in all significant commercial territories worldwide,” said Marty Emanuele, Ph.D., Vice President of Business Development and Licensing at Avanir.

Docosanol is sold in North America under the brand name abreva® by Avanir’s licensee, GlaxoSmithKline Consumer Healthcare, and is the only cold sore product approved by the U.S. Food and Drug Administration (FDA) that is available without a prescription.

About AVANIR
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com Avanir’s lead product candidate, Neurodex™ for the treatment of involuntary emotional expression disorder, is the subject of a New Drug Application under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial with Neurodex as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.  There can be no assurance that docosanol will receive additional regulatory approvals in the licensed territories or that we will receive any additional amounts under our license with HBI. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com